Exhibit 99.1

Subject: Global Income Trust announces plans to conduct a net asset valuation

Oct. 24, 2014

On Oct. 24, 2014, Global Income Trust, Inc. (the REIT) filed a Form 8-K to announce that it has engaged CBRE Capital Advisors, Inc. (CBRE Cap) to assist its board of directors in determining the estimated net asset value per share (NAV) of its common stock as of Dec. 31, 2014.

•	The REIT anticipates announcing the estimated NAV per share in January 2015.

•	The NAV will be determined by the REIT’s Valuation Committee based on analysis and consideration of property level and aggregate valuation analyses provided by CBRE Cap.

We look forward to providing additional information about Global Income Trust’s valuation in January 2015. In the meantime, please contact your CNL Securities Corp. representative directly at 866-650-0650 with any questions.

GLOBAL INCOME TRUST, INC.
a Maryland corporation

By:	/s/ Scott C. Hall
Scott C. Hall
Senior Vice President of Operations